TERMINATION AGREEMENT AND RELEASE

     This termination agreement and release (the “Agreement”) is made and entered into effective as of the Effective Date (defined below), by and between Revett Minerals Inc. and its subsidiary corporations, Revett Silver Company, RC Resources, Inc. and Genesis, Inc. (hereinafter referred to collectively as “Revett”), whose address is 11115 East Montgomery Drive, Suite G, Spokane Valley, Washington 99206; and William Orchow (hereinafter referred to as “Orchow”), whose address is 67 P Street, Salt Lake City, Utah 84103.

RECITALS:

     A. Orchow is currently employed as the president and chief executive officer of Revett Silver Company pursuant to the terms of an employment agreement dated January 1, 2004, as amended (the “Employment Agreement”), and is also the president and chief executive officer of Revett Minerals Inc., RC Resources, Inc. and Genesis, Inc.

     B. Orchow desires to resign and voluntarily terminate his employment relationship with Revett, and Revett desires to accommodate his resignation and such termination, however Orchow and Revett have agreed that he shall continue as a director of Revett Minerals and Revett Silver and he will be entitled to receive normal the compensation for director services as is approved by the Compensation Committee of Revett.

     C. Revett and Orchow are entering into this Agreement to confirm and memorialize their understanding and agreement regarding the termination of Orchow’ employment by Revett.

AGREEMENT:

     In consideration of the premises, the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Revett and Orchow agree as follows:

1. Definitions.

     1.1 Agreement means this Termination Agreement and Release, and any modification or amendment of such agreement that is approved or consented to in writing by Revett and Orchow.

     1.2 Effective Date has the meaning that is ascribed to it in Section 3.1 of this Agreement.

     1.3 Employment Agreement has the meaning that is ascribed to it in the first recital of this Agreement, above.

     1.4 Options has the meaning that is ascribed to it in Section 3.4 of this Agreement.

     1.5 Orchow means William Orchow and his heirs.

     1.6 Revett means, collectively: Revett Minerals Inc., a Canadian corporation; Revett Silver Company, a Montana corporation; RC Resources, Inc., a Montana corporation; and Genesis, Inc., a Montana corporation. Revett also means the respective successors or assigns of the aforementioned corporations, including any successor(s) created by merger, consolidation or other reorganization.

TERMINATION AGREEMENT AND RELEASE - 1

2. Prior Agreements.

     All agreements previously entered into by and between Revett and Orchow relating to the termination of Orchow’s employment by Revett, if any, are hereby revoked and shall be of no further force or effect, and the provisions of this Agreement alone shall govern such termination.

3. Termination of Employment; Salary; Payment of Severance Benefit; and Continuing Duties and Obligations.

     3.1 Termination of Employment. Revett hereby accepts Orchow’s resignation and the voluntary termination of his employment by Revett, such termination to be effective as of the close of 5:00 p.m., Spokane time, on October 1, 2008 (the “Effective Date”).

     3.2 Salary. Revett agrees to pay Orchow any regular salary to which he is entitled through the period ending September 14, 2008.

     3.3 Severance Payment. Revett agrees to pay Orchow a severance benefit in the amount of $605,000 on the Effective Date in accordance with paragraph 2 of section six of the Employment Agreement, which benefit shall be in lieu of any salary, accrued vacation pay, performance bonuses and other incentive compensation, or other benefits or compensation to which Orchow may be entitled pursuant to the Employment Agreement (other than the salary specified in Section 3.1 of this Agreement, the stock options specified in Section 3.5 of this Agreement, and the other benefits specified in Section 3.6 of this Agreement), it being understood and agreed by Orchow that any claims or entitlements to such other compensation are hereby expressly and irrevocably waived.

     3.4 Consulting Agreement. Revett agrees to retain Orchow as a consultant for the period commencing with the Effective Date and ending twelve (12) months after the Effective Date or ending on any other period as mutually agreed, upon and the terms and subject to the conditions set forth in this Section 3.4.

     (a) Duties. As a consultant to Revett, Orchow shall devote such time and attention to the business of Revett as shall be mutually agreed by Revett and Orchow.. Without limiting the generality of the foregoing and unless the board of directors of Revett and Orchow mutually agree otherwise, Orchow shall: (i) assist the board of directors in facilitating the orderly transition of management of Revett; (ii) undertake and perform such other duties as the board of directors may reasonably authorize or request; and (iii) with the consent of the board of directors, provide written notices to third parties and other persons with whom Revett does business of Orchow’s retirement and such other transitional matters as the board of directors wishes to communicate.

     (b) Compensation. As full and complete compensation for the services to be performed by him as a consultant, Revett agrees to issue Orchow as promptly as possible, and in no event later than October 10, 2008, (i) such number of shares of common stock of Revett as is determined by dividing the sum of $100,000 by the volumetric weighted average per share price of Revett’s common stock, which will bear a restrictive legend, as reported on the Toronto Stock Exchange including and during the five-day period immediately preceding the Effective Date;(ii) the net sum of $150,000 on January 15, 2009 (for greater clarity it is agreed that Revett shall reimburse Orchow for any usual company paid share of FICA and Medicare); and (iii) any other additional compensation that may be mutually agreed upon from time to time.

TERMINATION AGREEMENT AND RELEASE - 2

     3.5 Incentive Stock Options. As of the Effective Date, Orchow was the beneficial and record holder of options to purchase 300,000 shares of common stock of Revett Minerals Inc. and 400,000 shares of common stock of Revett Silver Company (collectively, the “Options”). Such Options shall continue in full force and effect after the Effective Date, shall be exercisable at the prices forth therein (or in any plan, resolution or arrangement pursuant to which such Options were granted), and shall expire as of the date or dates set forth therein. Nothing in this Agreement shall be construed or interpreted as limiting the efficacy of such Options, it being understood and agreed that Orchow’s employment by Revett is not being terminated for “cause” as such term is defined in the Employment Agreement.

     3.6 Other Benefits. All other benefits to which Orchow is entitled under the Employment Agreement except for his continuing participation in any Revett-sponsored 401(k) plan, which shall terminate as of the Effective Date, shall continue for a period of twelve months from and after the Effective Date; provided, however, that if Orchow is employed during such twelve-month period and receives or is entitled to receive benefits from his employer that are equal to or better than the benefits payable by Revett pursuant to this Section 3.5, then Revett’s obligation to continue to pay such benefits shall terminate.

4. Releases and Indemnities.

     4.1 Orchow Release and Indemnity. Orchow hereby releases and agrees to hold Revett, its directors, officers, employees and agents harmless from any and all claims, demands, or causes of action, whether known or unknown, that may or are capable of being asserted by Orchow in respect of the Employment Agreement or his employment by Revett.

     4.2 Company Release and Indemnity. Revett hereby releases and agrees to hold Orchow harmless from any and all claims, demands, or causes of action, whether known or unknown, that may or are capable of being asserted by Revett in respect of the Employment Agreement or Orchow’s employment by Revett.

5. Advice of Counsel. Revett and Orchow each mutually represent and warrant to the other that it or he has carefully reviewed this Agreement, has had such opportunity as it or he thinks necessary to consult with counsel of its or his choice concerning the Agreement, fully understands its terms, and enters into the Agreement freely and voluntarily.

6. Confidentiality. Orchow acknowledges that while an employee of Revett he was exposed to unique, valuable and special confidential information, know-how, and trade secrets that are the property of Revett or those with whom it does business. Orchow agrees that for a twenty four month period from the Effective Date, so long as such confidential information, know-how, and trade secrets remain protectable, he will not use or divulge them and will not undertake any employment or other position competitive with the Company wherein the complete fulfillment of the duties of such competitive position would inherently call upon him to reveal, base judgments upon, or otherwise use any such confidential information, know-how, or trade secrets. Orchow further agrees that reports, files, prospect files and other materials integral to Revett’s business used or produced by him or coming into his possession by or through his status as an employee of Revett are the property of Revett and shall be surrendered to Revett no later than September 30, 2008, without retaining any copies, extracts or notes thereof. Finally, Orchow agrees that this Agreement and all of its terms, conditions and matters referenced herein are confidential and may not be disclosed to any third party, unless required by law without Revett’s consent.

TERMINATION AGREEMENT AND RELEASE - 3

7. General Provisions.

     7.1 Venue and Governing Law. This Agreement is made in accordance with and shall be interpreted and governed by the laws of the State of Washington. If any action or other proceeding shall be brought on or in connection with this Agreement, the venue of such action shall be in Spokane County, Washington.

     7.2 Attorney's Fees. In the event that it shall become necessary for either of the parties to obtain the services of an attorney in order to enforce the provisions of this Agreement, then, in that event, the defaulting party shall pay the prevailing party all reasonable attorney's fees and all costs incurred in connection therewith, including the costs of any appeal.

     7.3 Assignments. This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of the rights or obligations hereunder without first obtaining the written consent of the other party. No assignment or assumption of any obligation hereunder shall relieve either party hereto from liability for any obligation hereunder.

     7.4 Amendment. No amendment, waiver or modification of this Agreement or of any term or condition hereof shall be valid or effective unless in writing and approved by Revett and Orchow.

     7.5 Arbitration. All disputes arising under this Agreement shall be resolved through arbitration. The arbitration of any dispute hereunder shall be conducted in accordance with Chapter 7.04 of the Revised Code of Washington. The cost of any such arbitration shall be borne equally by Revett and Orchow.

     7.6 Severability. Each provision of this Agreement shall be considered severable and if, for any reason, any provision hereof or remedy herein provided is determined to be invalid, such invalidity shall not impair the operation or effect of the remaining provisions hereof which are valid.

     7.7 Successors. Except as expressly provided otherwise herein, all of the rights of the parties hereunder shall inure to the benefit of and all obligations of the parties hereunder shall bind the parties' heirs, personal representatives, successors and assigns.

     7.8 No Trust Relationship. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between Revett and Orchow. Any amounts or assets referred to in this Agreement, except for those funds or assets paid to Orchow, shall continue for all purposes to be a part of the general funds of Revett, and no person other than Revett shall by virtue of the provisions of this Agreement have any interest in such funds. To the extent that any person acquires a right to receive payments from Revett under this Agreement, such rights shall be no greater than the right of any unsecured creditor of Revett.

     7.9 Descriptive Headings. Titles to the sections and paragraphs of this Agreement are for information purposes only.

TERMINATION AGREEMENT AND RELEASE - 4

EXECUTED as of the Effective Date.

REVETT:		Revett Minerals Inc.,
a Canadian corporation

	By:	”John Shanahan”
John G. Shanahan, its authorized signatory
Revett Silver Company,
a Montana corporation

	By:	“John Shanahan”
John G. Shanahan, its authorized signatory

ORCHOW:		“Bill Orchow”
William Orchow

TERMINATION AGREEMENT AND RELEASE - 5